Exhibit 10.2
July 8, 2024

Eric Schuppenhauer

Anticipated Start Date: August 12, 2024

Position.
You will start in a full-time position as EVP, Group Business Unit Leader, Borrow, and you will initially report to Anthony Noto - Chief Executive Officer. By signing this letter, you confirm with (the "Company") that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

Compensation and Employee Benefits.
You will be paid a starting salary of $500,000.00 per year, payable on the Company’s regular payroll dates. You are eligible for an annual discretionary bonus of 100% of your annual base salary, dependent upon company as well as individual performance. The bonus, if earned, will be paid out no later than Q1 of the following year.

Subject to the approval of the Company’s Board of Directors, you will receive an equity award of $6,500,000.00 in the form of Restricted Stock Units (“RSUs”). This value is determined based on our standard equity granting policies. Your award value will be converted into shares based on the value assigned to our stock at the time of grant, using a trailing 30 calendar day average as of the second Monday of the month following your date of hire. Specifically, the RSUs shall vest over a period of four years as follows: twelve and a half percent (12.5%) of the award shall vest six months after the vesting commencement date (which will be on the 14th of the month after your date of hire, such date to be indicated in your Award Agreement), and six and twenty-five hundredths percent (6.25%) shall vest each quarter thereafter for the following fourteen quarters, provided you remain employed with the Company through each applicable vesting date. No RSUs shall vest other than on the sixth month and fourteen subsequent quarterly vest dates, and no right to any vesting shall be earned or accrued prior to such date. The RSU grant will be subject to the terms and conditions of the Company’s standard form of award agreement applicable to RSUs granted under the applicable stock plan of the Company, as described therein and in the applicable RSU agreement, which you will be required to sign.
Sign On Bonus: In addition, we will provide you with a sign-on advance in the amount of $150,000.00, less applicable taxes and withholdings, which will be paid out within your first 30-days, in anticipation of your working at the Company for at least two years, which is not earned until the second anniversary of your employment. If you voluntarily terminate your employment within 24 months of your start date or are terminated for Cause (which is defined as (i) a willful failure to perform your duties and responsibilities to the Company or your violation of any written Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) a material breach of any of your obligations under any written agreement or covenant with the Company), you agree to repay the Company

100% of the amount of the sign-on advance that you received, which must be repaid to the Company on or before your last day of employment.

Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that will be sent to you under separate cover.

Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by the Company’s Chief Executive Officer.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity that competes with or could constitute a potential or actual conflict of interest with the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Pre-Employment Check. We are extending this offer contingent upon our satisfaction with the results of a career, educational, and criminal history background check and any other necessary pre-employment checks based on location and position requirements. Details of this check will be provided to you through a third-party vendor. We will complete those checks as soon as we are able to, but your future employment with SoFi remains contingent upon our satisfaction with the results of those checks.
You must complete the fingerprint process within 3 business days of this offer. Failure to complete fingerprinting in a timely manner may result in rescission of your offer..

Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date both this letter and the enclosed Confidential Information and Invention Assignment Agreement. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on July 15, 2024.

We look forward to having you join us, with an anticipated start date of August 12, 2024.

Very truly yours,

By: /s/ Anna Avalos
Anna Avalos
Head of People